                                                                     EXHIBIT 8.6

BAHR

Teekay Shipping Corporation
TK House, Bayside Executive Park
West Bay and Blake Road

P.O. Box AP-59213
Nassau
COMMONWEALTH OF THE BAHAMAS

Your ref:     Our ref:          Lawyer in charge:         Date:
              Docs #1564/jfl    Rolf Johan Ringdal        Oslo, 11 January 2002


REGISTRATION STATEMENT ON FORM F-4 - NORWEGIAN LEGAL OPINION

We act as special Norwegian counsel for Teekay Shipping Corporation (the "Company") in matters pertaining to Norwegian law in connection with the Registration Statement on Form F-4 filed by the Company (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations thereunder, in connection with the exchange offering by the Company of an aggregate principal amount of $1,000,000,000 of the Company's 8.875% Senior Notes due 2011 (the "Notes"). The Notes are being issued under a supplemental indenture dated December 6, 2001 to the indenture dated as of June 22, 2001 (collectively, the "Indenture") between the Company and the Bank of New York Trust Company (formerly U.S. Trust Company of Texas, N.A.), as trustee. You have asked us to render our opinion as to the matters set forth.

For the purpose of rendering this opinion we have examined the Registration Statement, the prospectus which forms part of the Registration Statement (the "Prospectus") and such publicly available documents in relation to the corporate existence of Ugland Nordic Shipping ASA ("UNS"), Ugland Nordic Investment AS (together, the "Corporations"), KS Nordic Laurita, KS Bona Fortuna, KS Bona Freighter, KS Nordic Akarita and KS Nordic Apollo (collectively, the "Partnerships", and, together with the Corporations, the "Companies") as we have deemed necessary.

In rendering this opinion, we have assumed that documents submitted to us as copies conform to the originals thereof, and all signatures thereon are authentic.

We express no opinion as to the laws of any jurisdiction other than those of the Kingdom of Norway in force and effect as at the date hereof.

Based on the foregoing and subject to the qualifications set out herein, we are of the opinion that the statements in the Prospectus under the captions "Taxation of Teekay - Norwegian Taxation" insofar as such statements constitute summaries of the legal matters, documents or proceedings referred to therein, fairly present the information called for with respect to such legal matters, documents and proceedings and fairly summarize the matters referred to therein.

We consent to the reference to our Firm under the captions "Taxation of Teekay - Norwegian Taxation" and "Legal Matters" in the Registration Statement and the related Prospectus, and to the use of this opinion as an exhibit to the Registration Statement.

The Opinions given herein are as of the date hereof, and we assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or to any changes in law which may occur.

This Opinion is strictly limited to the matters set out above, and is not to be extended by implication to any other matters. This Opinion is furnished by us for the benefit of the Company and may not be relied upon by any other person or entity for any other purpose without the prior written permission of the undersigned.

Yours sincerely,

BUGGE, ARENTZ-HANSEN & RASMUSSEN

/s/ Rolf Johan Ringdal

Rolf Johan Ringdal